Exhibit 10.3

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call/Coll	Account	Officer	Initials
$1,000,000.00	05-16-2008	05-16-2009	42431			10270
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing " * * *" has been omitted due to text length limitations.

Borrower:	AEROGROW INTERNATIONAL, INC. JACK J. WALKER 6075 LONGBOW DRIVE SUITE 200 BOULDER, CO 80301	Lender:	First National Bank Canyon Branch 11 55 Canyon Blvd. Boulder, CO 80302-51 21

Principal Amount: $1,000,000.00 Initial Rate: 5.500% Date of Note: May 16, 2008

PROMISE TO PAY. AEROGROW INTERNATIONAL, INC.; and JACK J. WALKER ("Borrower") jointly and severally promise to pay to First National Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million & 001100 Dollars ($1,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on May 16, 2009. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning June 16, 2008, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied to First to Accrued Interest, Then to Principal, Then to Fees, Then to Late Charges, Then to Collections Costs. The annual interest rate for this Note is computed on a 3651360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks known as the Wall Street Journal Prime Rate (the "lndex") (the "lndex"). The lndex is not necessarily the lowest rate charged by Lender on its loans. If the lndex becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current lndex rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The lndex currently is 5.000% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 0.500 percentage points over the Index, resulting in an initial rate of 5.500% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT; MINIMUM INTEREST CHARGE. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $250.00. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: First National Bank, Loan Operations, P.O. Box 578 Fort Collins, CO 80522.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender's option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 4.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Note or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted or implemented, that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral, as specified in the related documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all or any portion of the Collateral.

Judgment. Unless adequately covered by insurance in the opinion of Lender, the entry of a final judgment for the payment of money involving more than ten thousand dollars ($10,000.00) against Borrower and the failure by Borrower to discharge the same, or cause it to be discharged, or bonded off to Lender's satisfaction, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor, or any other guarantor, endorser, surety, or accommodation party of any of the indebtedness or any Guarantor, or any other guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender the reasonable costs of such collection. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including without limitation attorneys' fees and legal expenses for bankruptcy proceedings

PROMISSORY NOTE Loan No: 42431 (Continued) Page 2

(including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law. the laws of the State of Colorado without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Colorado.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Boulder County, State of Colorado.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: FIRST NATIONAL BANK INVESTMENT, MANAGEMENT AND TRUST IMA # 40010081 95 described in a Commercial Pledge Agreement dated May 16, 2008.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested either orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.

FINANCIAL STATEMENTS. Borrower agrees to provide Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.

ATTORNEY'S FEES. Attorney's fees provided for herein shall include any and all expert and other professional services, fees and expenses. The attorney's fees provided for herein shall be awarded the Lender in any court litigation or administrative foreclosure.

NOTE LOAN AGREEMENT. This Note and all documents relating to this loan and all other loans, debts, liabilities, obligations, including but not limited to overdrafts, letters of credit, guarantees, and all other advances from Lender to Borrower are further governed by the Loan Agreement executed between Lender and Borrower as part of this loan, as modified, amended, or supplemented. Upon execution of this Note, Borrower represents that they have reviewed and are in compliance with the terms contained in the Loan Agreement.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: First National Bank Loan Operations P.O. Box 578 Fort Collins, CO 80522.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THlS NOTE, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THlS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. EACH BORROWER AGREES TO THE TERMS OF THE NOTE. BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THlS PROMISSORY NOTE.

BORROWER:

AEROGROW INTERNATIONAL, INC.

By:
JERVIS B. PERKINS, President of AEROGROW INTERNATIONAL, INC.

X
JACK J. WALKER, Individually

ALLONGE
TO
PROMISSORY NOTE

THIS ALLONGE TO PROMISSORY NOTE, effective as of May 19, 2008, amends that certain Promissory Note (the “Note”) dated May 19, 2008 in the original principal amount of $1,000,000.00 payable to FIRST NATIONAL BANK (“Holder”) by AEROGROW INTERNATIONAL, INC. AND JACK J. WALKER (“Makers”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Makers and Holder hereby agree as follows:

1.           The section of the Note entitled “DEFAULT” is amended and restated in its entirety as follows:

Default. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in the Business Loan Agreement (the “Agreement”) between the Makers and the Holder of even date herewith or in any of the Related Documents (as defined in the Agreement) or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Makers and the Holder and such failure to comply or perform remains uncured for a period of three (3) days.

Default in Favor of Third Parties.  Makers or any Guarantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s or any Guarantor’s property or Borrower’s or any Guarantor’s ability to repay the Loans or perform their respective obligations under the Agreement or any of the Related Documents and such default remains uncured for a period of three (3) days.

False Statements.  Any warranty, representation or statement made, or furnished to Holder by Makers or on Makers’ behalf under the Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Maker’s existence as a going business, the insolvency of Maker, the appointment of a receiver for any part of Maker’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Makers and such proceeding under any bankruptcy or insolvency laws remains unstayed for a period of forty five (45) days.

Defective Collateralization.  The Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of a Maker or by any governmental agency against any collateral securing the obligations arising under this Note or the Agreement or Related Documents.  This includes a garnishment of any of a Maker’s accounts, including deposit accounts, with Holder.  However, this Event of Default shall not apply if there is a good faith dispute by Makers as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Makers give Holder written notice of the creditor or forfeiture proceeding and deposits with Holder monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Holder, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Change in Ownership. Any change in ownership of fifty percent (50%) or more of the common stock of AeroGrow International, Inc.

Adverse Change.  A material adverse change occurs in Makers’ financial condition, or Holder believes the prospect or payment or performance of the Note or the obligations arising under the Loan Agreement and Related Documents is impaired and such condition remains uncured for a period of three (3) days after notice from the Borrower.

Insecurity. Holder in good faith believes itself insecure and such belief remains uncured for a period of three (3) days after notice to the Makers.

2.           Except as expressly amended herein, the terms and provisions of the Note shall remain the same.

3.           In the event of a conflict between the terms of the Note and the terms of this Allonge, the terms of this Allonge shall control.

This Allonge (a) may not be amended except by a writing signed by the Makers and the Holder; and (b) shall be governed by Colorado law.

IN WITNESS WHEREOF, the parties have caused this Allonge to be executed as of the date first written above and attached to the Note.

HOLDER:                                                                                     MAKER:

FIRST NATIONAL BANK	AEROGROW INTERNATIONAL, INC.

By:  ____________________________                             By:  __________________________
        Zan M. Powell                                                                             Jervis B. Perkins
        Vice President                                                                             President

______________________________
JACK J. WALKER, Individually